Exhibit 99.1

Semtech Announces New $50 Million Stock Buyback Plan

    CAMARILLO, Calif.--(BUSINESS WIRE)--Feb. 24, 2004--Semtech
Corporation (Nasdaq: SMTC) today announced that its Board of Directors has authorized a new $50 million stock buyback program. The new program authorizes the repurchase of common stock from time to time through negotiated or open market transactions.
    Under the Company's prior buyback program, which expired on January 25, 2004, $262 million was spent to buyback convertible subordinated notes and common stock since January 2001.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications. Publicly traded since 1967, Semtech is listed on the Nasdaq National Market under the symbol SMTC.

    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010